As filed with the Securities and Exchange Commission on July 29, 2013

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RADCOM Ltd.
(Exact name of registrant as specified in its charter)
Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
24 Raoul Wallenberg Street Tel Aviv 69719, Israel
(Address of Principal Executive Offices)(Zip Code) RADCOM LTD. 2003 SHARE OPTION PLAN RADCOM LTD. 2013 SHARE OPTION PLAN
(Full title of the plans)

RADCOM Equipment, Inc. Six Forest Avenue Paramus, New Jersey 07652 (201) 518-0033
(Name and address of agent for service)(Telephone number, including area code, of agent of service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:

Aaron M. Lampert, Adv.
Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel-Aviv 6789141, Israel
Tel: (972) 3-608-9999
Fax: (972) 3-608-9909

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)
Ordinary Shares of Radcom Ltd., par value NIS 0.20 per share ("Ordinary Shares")	629,417 (2)	$5.21 (5)	$3,279,263	$447 (8)
	209,750 (3)	3.65 (5)	$765,587	$104 (8)
	40,250 (4)	$6.01 (6)	$241,903	$33 (8)
Total	879,417	N/A	$4,240,465	$584

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional Ordinary Shares which become issuable under the Radcom Ltd. 2003 Share Option Plan, as amended (the "2003 Plan") and/or the Radcom Ltd. 2013 Share Option Plan (the "2013 Plan," and together with the 2003 Plan, the "Plans"), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of Radcom Ltd. as a result of share splits, share dividends and antidilution provisions.

(2)	Represents Ordinary Shares subject to issuance upon the exercise of options outstanding under the 2003 Plan.

(3)	Represents Ordinary Shares subject to issuance upon the exercise of options outstanding under the 2013 Plan.

(4)	Represents Ordinary Shares subject to issuance upon the exercise of options to be granted under the 2013 Plan.

(5)
Calculated pursuant to Rule 457(h)(1) under the Securities Act.  The Proposed Maximum Offering Price Per Share is the weighted average exercise price of outstanding options granted under the Plans, as applicable.

(6)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the NASDAQ Capital Market on July 25 2013.

(7)	Rounded up to the nearest cent.

(8)	Calculated pursuant to Section 6 of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.00013640.

REGISTRATION OF ADDITIONAL SECURITIES – EXPLANATORY NOTE

A Registration Statement was filed with the Securities and Exchange Commission (the "Commission") on January 15, 2004 (File No. 333-111931) (the "First Registration Statement") to register under the Securities Act 946,748 Ordinary Shares, par value NIS 0.20 per share ("Ordinary Shares"), of Radcom Ltd. (the "Company") to be offered and sold pursuant to the Company's 2003 Share Option Plan, as amended (the "2003 Plan").  A second Registration Statement was filed with the Commission on April 11, 2005 (File No. 333-123981) (the "Second Registration Statement," and together with the First Registration Statement, the "Prior Registration Statements") to register under the Securities Act an additional 450,000 Ordinary Shares to be offered and sold pursuant to the 2003 Plan.

This Registration Statement has been prepared and filed pursuant to General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 629,417 Ordinary Shares to be offered and sold pursuant to the 2003 Plan and 250,000 Ordinary Shares to be offered and sold pursuant to the Company's 2013 Share Option Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements related to the 2003 Plan are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The Commission allows the Company to "incorporate by reference" the information the Company files with or submits to it, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with or submitted to the Commission will update and supersede this information. The following documents are incorporated herein by reference:

(i)            The Company’s Annual Report on Form 20-F  for the year ended December 31, 2012, filed with the Commission on April 22, 2013;

(ii)           All reports filed or submitted pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2012, to the extent that such reports identify information therein as being incorporated by reference into previously filed registration statements; and

(iii)          The description of the Ordinary Shares, contained in the Company’s Registration Statement on Form F-1 (File No. 333-05022), filed with the Commission on June 12, 1996, and any amendment thereto or report filed for the purpose of amending such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any reports on Form 6-K subsequently submitted by the Company to the Commission during such period (or portions thereof) that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.                                Indemnification of Directors and Officers.

Exculpation of Office Holders

Under the Israeli Companies Law 5759-1999 (the "Companies Law"), an Israeli company may not exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided that the articles of association of the company permit it to do so.  The Company’s articles of association allow it, subject to the provisions of the Companies Law, to prospectively exculpate an office holder from all or some of the office holder’s responsibility for damage resulting from the office holder’s breach of the office holder’s duty of care to the Company.

Insurance of Office Holders

The Company’s articles of association further provide that, subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by such individual in his or her capacity as an office holder, in respect of each of the following:

•	a breach of an office holder’s duty of care to the Company or to another person;
•
a breach of an office holder’s duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the Company’s interests;

•	financial obligation imposed on him in favor of another person; or
•
reasonable litigation expenses, including attorney fees, incurred by the office holder as a result of an administrative enforcement proceeding instituted against him. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the office holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5728-1968, as amended (the "Securities Law") and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

Indemnification of Office Holders

The Company’s articles of association also provide that the Company may indemnify an office holder in respect of an obligation or expense imposed on the office holder in respect of an act performed in his or her capacity as an office holder, as follows:

•	a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;
•
reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding was concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; or in connection with an administrative enforcement proceeding or a  financial sanction. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the office holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

•
reasonable litigation expenses, including attorneys’ fees, expended by an office holder or charged to the office holder by a court, in a proceeding instituted against the office holder by the Company or on its behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of an offense that does not require proof of criminal intent.

The Company’s articles of association also include provisions allowing it to undertake to indemnify an office holder as aforesaid:

•
in advance, provided that in respect of bullet number 1 above, the undertaking is restricted to events which our Board of Directors deems to be foreseeable in light of the Company’s actual operations at the time of the undertaking and limited to an amount or criteria determined by the Company’s Board of Directors to be reasonable under the circumstances, and further provided that such events and amounts or criteria are set forth in the undertaking to indemnify; and

•	retroactively.

Limitations on Exculpation, Indemnification and Insurance

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly (other than if solely done in negligence);
•	any act or omission done with the intent to derive an illegal personal benefit; and
•	a fine, civil fine or ransom levied on an office holder, or a financial sanction imposed upon an office holder under Israeli Law.

Required Approvals

In addition, the Company indemnifies and exculpates the Company's office holders by providing them with indemnification agreements and approving the purchase of a directors and officers liability insurance policy. The Company currently maintains directors and officers liability insurance policy limited to US$10 million, at an annual premium of approximately US$52,000.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 8.                                Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv, State of Israel, on July 29, 2013.

RADCOM Ltd.
By:	/s/ Gilad Yehudai
Name:	Gilad Yehudai
Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Gilad Yehudai and David Ripstein as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Radcom Ltd. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any requirements of the Securities and Exchange Commission (the "Commission") in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zohar Zisapel	Chairman of the Board of Directors	July 29, 2013
Zohar Zisapel
/s/ David Ripstein	President and Chief Executive Officer	July 29, 2013
David Ripstein
/s/ Gilad Yehudai	Chief Financial Officer	July 29, 2013
Gilad Yehudai
/s/ Uri Har	Director	July 29, 2013
Uri Har
/s/Irit Hillel	Director	July 29, 2013
Irit Hillel
/s/ Matty Karp	Director	July 29, 2013
Matty Karp
/s/ Rachel Bennun	Director	July 29, 2013
Rachel Bennun
Authorized Representative in the United States:
RADCOM Equipment, Inc. By: /s/ David Ripstein		July 29, 2013
Name: David Ripstein Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number		Description
4.1	–	Form of ordinary share certificate (1).
4.2	–	Memorandum of Association of the Company, as amended (2).
4.3	–	Amended and Restated Articles of Association of the Company (1).
4.4 4.5	– –	Radcom Ltd. 2003 Share Option Plan, as amended (1). Radcom Ltd. 2013 Share Option Plan (3).
5.1	–	Opinion of Goldfarb Seligman & Co. (3)
23.1	–	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst and Young Global, dated July 29, 2013. (3)
23.3	–	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).
24	–	Power of Attorney (included in the signature pages hereof).
_________________

(1)	Incorporated herein by reference to the Form 20-F of the Company for the fiscal year ended December 31, 2012, filed with the Commission on April 22, 2013.

(2)
Incorporated herein by reference to the (i) Registration Statement on Form F-1 of RADCOM Ltd. (File No. 333-05022), filed with the Commission on June 12, 1996, and (ii) Form 6-K of RADCOM Ltd., filed with the Commission on April 1, 2008.

(3)	Filed herewith.